Exhibit 99.1

H.B. Fuller World Headquarters 1200 Willow Lake Blvd. Vadnais Heights, MN 55110 USA	For more information: Sarah Neunsinger Global Communications sarah.neunsinger@hbfuller.com +1 651-242-0280
NEWS FOR IMMEDIATE RELEASE October 21, 2024

H.B. Fuller Appoints Terry Rasmussen Chair of Board of Directors

Lee R. Mitau to Retire After Years of Distinguished Service on the Board

ST. PAUL, Minn — H.B. Fuller Company (NYSE: FUL) today announced that Teresa (Terry) J. Rasmussen has been appointed Chair of the company’s Board of Directors following the retirement of Lee R. Mitau, effective January 22, 2025.

“We are pleased to appoint a leader of Terry’s caliber as the new Chair of H.B. Fuller’s Board of Directors,” says Celeste Mastin, H.B. Fuller’s president and chief executive officer. “Having worked closely with Terry, I know firsthand that she is a visionary leader who brings global perspective and deep customer and go-to-market expertise to the role. We look forward to continuing to benefit from Terry’s extensive background in the financial services industry as we expand our presence in new high-growth end markets and transform our portfolio to become a 20% EBITDA margin business.”

“It is an honor to be named Chair of H.B. Fuller’s Board,” said Rasmussen. “Since joining in 2020, I have been impressed by the organization’s breadth of talent. I am eager to partner even more closely with Celeste and the entire Board as H.B. Fuller continues to excel and innovate globally.”

“Lee has been a tremendous advisor to H.B. Fuller. His counsel and dedication created a blueprint for advancing our growth strategy and establishing H.B. Fuller as the largest pureplay adhesives company in the world,” said Mastin. “On behalf of the entire Board, I want to thank Lee for his leadership and unwavering commitment to H.B. Fuller. We congratulate him on an incredible career and wish him all the best in retirement.”

“It has been an honor to serve on the H.B. Fuller Board and to witness the company’s evolution and significant growth over the years,” said Mitau. “I’m grateful to have worked alongside so many talented leaders and have great confidence in the company’s leadership team and long-term growth strategy. I look forward to seeing what they will achieve next.”

About Terry Rasmussen

Rasmussen joined the H.B. Fuller Board of Directors in 2020 and currently serves as president and chief executive officer of Thrivent, a Fortune 500 diversified financial services organization. She brings world-class leadership and business acumen to the Board, along with significant expertise in organizational transformation.

Before her current role, Rasmussen was president of Thrivent’s core life, health and annuities business after serving 10 years as senior vice president, general counsel and secretary. Prior to joining Thrivent, Rasmussen held a series of leadership roles at American Express, including serving as vice president and managing counsel. Earlier in her career, she was a trial attorney with the United States Department of Justice, Tax Division, as part of the Attorney General’s Honors Program.

Rasmussen is a member of the Thrivent Board of Directors and the American Council of Life Insurers Board of Directors, where she is chair-elect. She is also on the board of the Walker Art Center, a world-renowned contemporary art museum in Minneapolis, Minnesota. She received her bachelor’s degree in accounting from Minnesota State University at Moorhead. After passing the CPA exam, she earned her Juris Doctor from the University of North Dakota.

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About H.B. Fuller Company:

As the largest pureplay adhesives company in the world, H.B. Fuller’s (NYSE: FUL) innovative, functional coatings, adhesives and sealants enhance the quality, safety and performance of products people use every day. Founded in 1887, with 2023 revenue of $3.5 billion, our mission to Connect What Matters is brought to life by more than 7,500 global team members who collaborate with customers across more than 30 market segments in over 140 countries to develop highly specified solutions that enable customers to bring world-changing innovations to their end markets. Learn more at www.hbfuller.com.